Exhibit 10.8

APA CORPORATION

Amendment of Performance Share Grant Agreement

APA Corporation (the “Company”) sponsors the APA Corporation 2011 Omnibus Equity Compensation Plan and the APA Corporation 2016 Omnibus Compensation Plan (collectively, the “Plans”), which were assigned by Apache Corporation to the Company and assumed by the Company from Apache Corporation pursuant to that certain Assignment and Assumption Agreement dated as of March 1, 2021 (the “Assignment and Assumption Agreement”). Pursuant to the Plans and the annual Performance Share Programs initiated thereunder (“Performance Programs”), Conditional Grants (as defined in the Performance Programs) of Restricted Stock Units (as defined in the Plans) have been granted to various “Eligible Persons” (as defined in the Plan), and the Company, pursuant to the terms of the various Performance Share Program Agreements (as assigned by Apache Corporation to the Company and assumed by the Company from Apache Corporation pursuant to the Assignment and Assumption Agreement, the “Performance Share Agreements”) and the Plans, reserved the right to amend the Performance Share Agreements from time to time. The Company, effective March 1, 2021, exercised that right with respect to only those Performance Share Agreements that are valid and outstanding prior to March 1, 2021 and other than as provided in certain resolutions adopted by the Board of Directors of the Company, as follows:

1.    The definition of “Involuntary Termination” is replaced in its entirety to read as follows:

“Involuntary Termination” means the termination of employment of the Recipient by the Company or its successor or an applicable Affiliate for any reason on or after a Change of Control; provided that the termination does not result from an act of the Recipient that (i) constitutes common law fraud, a felony, or gross malfeasance of duty and (ii) is materially detrimental to the best interests of the Company or its successor; provided that, notwithstanding anything else in this Agreement to the contrary, an Involuntary Termination shall not be deemed to occur solely because a Recipient transfers employment from the Company to an Affiliate, from an Affiliate to the Company, or from one Affiliate to another Affiliate.

2.    The definition of “Voluntary Termination with Cause” is replaced in its entirety to read as follows:

“Voluntary Termination with Cause” occurs upon a Recipient’s separation from service of his or her own volition and one or more of the following conditions occurs without the Recipient’s consent on or after a Change of Control:

(a)	There is a material diminution in the Recipient’s base compensation, compared to his or her rate of base compensation on the date of the Change of Control.

(b)	There is a material diminution in the Recipient’s authority, duties, or responsibilities.

(c)

There is a material diminution in the authority, duties, or responsibilities of the Recipient’s supervisor, such as a requirement that the Recipient (or his or her supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(d)	There is a material diminution in the budget over which the Recipient retains authority.

(e)

There is a material change in the geographic location at which the Recipient must perform his or her service, including, for example the assignment of the Recipient to a regular workplace that is more than 50 miles from his or her regular workplace on the date of the Change of Control.

The Recipient must notify the Company of the existence of one or more adverse conditions specified in clauses (a) through (e) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to the Company or its successor, attention: Vice President, Human Resources. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. The Company’s Vice President, Human Resources or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Recipient by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.

3.    The previous stated revisions shall apply to any Performance Share Agreement whether the payment is to be in the Company’s common stock or in cash, and the provisions in the Performance Share Agreement related to such payments shall be maintained as provided in a Performance Share Agreement.

4.    If a Performance Share Agreement contains different Section cites, headings, etc., but contains similar provisions to those being replaced by the replacement provisions set forth in the foregoing, then the replacement provisions shall apply to such Performance Share Agreements and such Performance Share Agreements are amended in accordance with the foregoing revisions subject to adjustment, as appropriate, for the different Section cites, headings, etc., and if any Section or paragraph containing a provision to be replaced as set forth in this amendment has an introductory sentence or clause or ending sentence or clause, the replacement provision shall include any such introductory and/or ending sentence or clause.

5.    With respect to Restricted Stock Units intended to constitute “qualified performance-based compensation” and granted pursuant to Performance Share Agreements on or before to November 2, 2017, to any “covered employee” (as determined under Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017), the foregoing amendments shall not apply if such amendments constitute a material modification of the Performance Share Agreement as determined under Section

162(m) of the Code, IRS Notice 2018-68, Treasury Regulation § 1.162-33, and other applicable guidance that would otherwise result in some or all of such Restricted Stock Units not being deductible by the Company or its affiliates for federal tax purposes.

[Signature Page Follows]

EXECUTED this 1st day of March, 2021.

APACHE CORPORATION

By:	/s/ Brandy Jones
Brandy Jones
Vice President, Human Resources

Signature Page to Amendment of Performance Share Grant Agreement